FLEXIBLE PREMIUM VARIABLE LIFE                               METLIFE INSURANCE
INSURANCE POLICY                                                   COMPANY USA

METLIFE

BRIEF DESCRIPTION OF YOUR POLICY                           YOUR METLIFE POLICY
This is a flexible premium variable life insurance policy
where premiums can be paid until Attained Age 121. It      Insured
does not pay dividends. THIS POLICY DOES NOT HAVE          [JOHN MIDDLE DOE]
SURRENDER CHARGES. You may continue the coverage provided
by the Policy beyond Attained Age 121. See the Benefits    Policy Number
on or after Attained Age 121 provision. If the Insured     [SPECIMEN]
dies while the Policy is in force, we will pay the Policy
Proceeds to the Beneficiary. We must receive due proof of Issue Age of Insured the Insured's death. The Policy Proceeds are described in [35] the Payment to Your Beneficiary provision. Any payment will be subject to all of the provisions of the Policy.

THE AMOUNT AND/OR DURATION OF YOUR POLICY'S DEATH BENEFIT  Sex of Insured
MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED    [MALE]
IN THE BENEFITS PROVIDED BY YOUR POLICY SECTION. YOUR
POLICY'S CASH VALUE CAN VARY FROM DAY TO DAY. IT MAY       Policy Start Date
INCREASE OR DECREASE, DEPENDING ON THE SEPARATE ACCOUNT    [SEPTEMBER 1, 2015]
INVESTMENT EXPERIENCE AND THE INTEREST CREDITED TO THE
FIXED ACCOUNT. SEE THE SEPARATE ACCOUNT CASH VALUE AND     Policy Issue Date
FIXED ACCOUNT CASH VALUE PROVISIONS FOR DETAILS.           [SEPTEMBER 1, 2015]

RIGHT TO EXAMINE YOUR POLICY
PLEASE READ THE POLICY TO BE SURE IT MEETS YOUR NEEDS.
YOU MAY RETURN THE POLICY TO OUR DESIGNATED OFFICE OR TO
OUR REPRESENTATIVE WITHIN [10] DAYS FROM THE DATE YOU
RECEIVE IT. IF YOU RETURN IT WITHIN THIS PERIOD, WE WILL
REFUND ANY PAYMENTS MADE AND VOID THE POLICY FROM THE
START.

The Policy is a legal contract between the Owner and MetLife Insurance Company USA.

PLEASE READ YOUR CONTRACT CAREFULLY.

MetLife Insurance Company USA
Main Administrative Office: [Warwick, RI 02887]


/s/ Eric T. Steigerwalt             /s/ Jacob Jenkelowitz
President                           Secretary

5E-47-15                                                                Page 1

TABLE OF CONTENTS

                                                                           PAGE
Policy Specifications.....................................................   3
   Schedule of Benefits...................................................   3
   Planned Premium Payments...............................................   3
   Schedule of Charges....................................................   4
   Table of Guaranteed Maximum Monthly Cost of Insurance Rates............   6
   Minimum Death Benefit Factors..........................................   7
Definitions...............................................................   9
Premium Payments for Your Policy..........................................  11
   Premiums, Grace Period and Reinstatement...............................  11
Conversion Right..........................................................  13
Your Policy's Value.......................................................  13
   Cash Value.............................................................  13
Accessing Your Policy's Value.............................................  16
   Cash Surrender Value of Your Policy....................................  16
   Loans..................................................................  16
   Withdrawals............................................................  17
   Fixed Account Withdrawals and Transfers................................  18
   Transfers..............................................................  18
   Surrenders.............................................................  19
   Postponement of Payments and Transfers.................................  19
Changing Your Policy......................................................  20
   Policy Changes.........................................................  20
Benefits Provided by Your Policy..........................................  21
   Death Benefit..........................................................  21
   Benefits on or after Attained Age 121..................................  22
   Payment of the Policy Benefits.........................................  22
Available Payment Options.................................................  23
   Payment Options........................................................  23
   Life Income Tables.....................................................  24
Charges Applied to Your Policy............................................  25
   Charges Included in the Monthly Deduction..............................  25
   Other Charges..........................................................  26
General Provisions of Your Policy.........................................  27
   Separate Account and Investment Divisions..............................  27
   General Provisions.....................................................  28
   Owner and Beneficiary..................................................  30

Riders, Endorsements and Amendments, if any, and a copy of the Application are a part of the Policy and follow the Owner and Beneficiary Section.

5E-47-15                                                                Page 2

POLICY SPECIFICATIONS

SCHEDULE OF BENEFITS                                                  YOUR METLIFE POLICY

                                                                      Insured
                                          Face Amount/                [JOHN MIDDLE DOE]
Policy Plan/Benefit                       Benefit Amount Risk Class
-------------------                       -------------- ------------
FLEXIBLE PREMIUM VARIABLE                   [$50,000]    [STANDARD    Policy Number
LIFE INSURANCE                                           SMOKER]      [SPECIMEN]

                                                                      Initial Face Amount
                                                                      [$50,000]

                                                                      Issue Age of Insured
PLANNED PREMIUM PAYMENTS*                                             [35]

PLANNED FIRST YEAR LUMP SUM                              [$0]         Sex of Insured
                                                                      [MALE]
PLANNED [ANNUAL] PREMIUM PAYMENTS
                                                                      Date of Coverage
  PAYMENTS FOR YEAR 1                                    [$1000.00]   [SEPTEMBER 1, 2015]
  PAYMENTS FOR YEARS 2 - 20                              [$1000.00]
  PAYMENTS FOR YEARS 21 & LATER                          [$1000.00]   Death Benefit Option
                                                                      [A]

                                                                      Fixed Account Cash
WITHDRAWING MONEY FROM YOUR POLICY                                    Value Guaranteed
                                                                      Interest Rate
MAXIMUM NUMBER OF WITHDRAWALS YEARLY                     [12]         [2.0%]
MINIMUM WITHDRAWAL AMOUNT                                [$100.00]
PERCENTAGE USED TO CALCULATE MAXIMUM                     [90.0%]      Loan Interest Rate
WITHDRAWAL AMOUNT                                                     Credited
                                                                      [2.0%]

OTHER LIMITS THAT APPLY TO YOUR POLICY                                Separate Account
                                                                      [METLIFE INVESTORS USA
MINIMUM FACE AMOUNT                                      [$50,000.00] VARIABLE LIFE ACCOUNT A]
MINIMUM FACE AMOUNT DECREASE                             [$5,000.00]
MINIMUM FACE AMOUNT INCREASE                             [$5,000.00]
MINIMUM PREMIUM PAYMENT AMOUNT                           [$50.00]
MINIMUM LOAN AMOUNT                                      [$100.00]
MAXIMUM FIXED ACCOUNT ALLOCATION PERCENT                 [100.0%]
MAXIMUM FIXED ACCOUNT WITHDRAWAL PERCENT                 [25.0%]

* It is possible that insurance coverage may not continue to Attained Age 121 even if your Planned Premium Payments are paid in a timely manner. You may change your Planned Premium Payments; however, new Policy Specifications pages will not be sent to you for such a change.

We may offer you promotional programs.


                                                              [(Sex-Distinct)]
                                                                        Page 3

POLICY SPECIFICATIONS

SCHEDULE OF CHARGES                                                     YOUR METLIFE POLICY

MAXIMUM PERCENT OF PREMIUM CHARGE #                                     Insured
                          For Premium Payments   For Premium            [JOHN MIDDLE DOE]
                          up to and including    Payments in excess of
                          [$94.05]## each policy [$94.05]## each policy Policy Number
                          year                   year                   [SPECIMEN]
    YEAR 1                4.00%                  4.00%
    YEARS 2-10            6.00%                  6.00%                  Initial Face Amount
    YEARS 11-20           6.00%                  6.00%                  [$50,000]
    YEARS 21 & LATER      6.00%                  6.00%
                                                                        Issue Age of Insured
                                                                        [35]

MAXIMUM MONTHLY POLICY CHARGE #                                         Sex of Insured
    YEARS 1 - 20          $20.00                                        [MALE]
    YEARS 21 & LATER      $20.00
                                                                        Date of Coverage
                                                                        [SEPTEMBER 1, 2015]


MAXIMUM MONTHLY COVERAGE EXPENSE CHARGE #                               Death Benefit Option
    YEAR 1                1.2693 per $1,000                             [A]
    YEARS 2 - 20          0.1813 per $1,000
    YEARS 21 & LATER      0.0000 per $1,000

MAXIMUM MONTHLY MORTALITY AND EXPENSE RISK
CHARGE #
Percent of Cash Value in
Separate Account
    YEARS 1 - 10          0.124%
    YEARS 11 - 20         0.124%
    YEARS 21 - 30         0.021%
    YEARS 31+             0.021%

MAXIMUM FIXED LOAN INTEREST RATE
    YEARS 1- 10           5.00%
    YEARS 11 & LATER      2.25%

MAXIMUM TRANSFER PROCESSING CHARGE
    ALL YEARS             [$25.00]

# If the Policy is reinstated, any time that the Policy was not in force will not be counted when we determine the charges.

## This premium (called "Target Premium") will be recalculated if: any Requested Increase or decrease in Face Amount is made; any riders are changed, added or removed; there is a change in the Insured's risk class; a Withdrawal that decreases the Face Amount is made; or there was a misstatement of the Insured's age or sex. We will send you a new Policy Specifications page reflecting the new premiums upon any of these changes.

POLICY SPECIFICATIONS

The length of time coverage will remain in force depends on: the amount, timing, and frequency of premium payments; current charges; investment experience of the Investment Divisions you chose; interest credited to any of your Policy's cash value in the Fixed Account; Loans taken; transfers or Withdrawals made; and the cost of additional benefits. The Planned Premium Payment may need to be increased to keep the Policy in force.

The Policy will stay in effect after Attained Age 121 as long as the Cash Surrender Value remains greater than or equal to zero. No charges will be taken on or after Attained Age 121. However, Loan Interest will be charged on any Policy Loan.

The result of any changes to the Cost of Insurance Rates and charges shown above will not exceed the maximums shown. Credited interest rates may be changed at any time. Factors may only be changed based on changes in our future expectations as to: mortality; investment earnings; taxes; expenses; capital and reserve requirements; and persistency. Changes will be made only according to procedures and standards filed, if required, with the insurance supervisory official of the state which governs the Policy. Changes will be made on a future basis only (and will not recoup past losses or distribute past gains) and will not be unfairly discriminatory.

ALL CHARGES ARE FULLY DESCRIBED IN YOUR POLICY IN THE CHARGES APPLIED TO YOUR POLICY SECTION.

POLICY SPECIFICATIONS

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE             YOUR METLIFE POLICY
RATES (PER $1,000 OF NET AMOUNT AT RISK)


ATTAINED              ATTAINED              ATTAINED              Insured
   AGE       RATE        AGE       RATE        AGE       RATE     [JOHN MIDDLE DOE]

   [35      0.1669       65       2.2468       95       28.2573   Policy Number
   36       0.1761       66       2.4306       96       30.0201   [SPECIMEN]
   37       0.1861       67       2.6097       97       31.9177
   38       0.2003       68       2.7986       98       33.9667   Initial Face Amount
   39       0.2145       69       2.9861       99       36.1845   [$50,000]
   40       0.2312       70       3.2137       100      38.5896
   41       0.2529       71       3.4636       101      40.4556   Issue Age of Insured
   42       0.2780       72       3.8045       102      42.4671   [35]
   43       0.3081       73       4.1484       103      44.6307
   44       0.3440       74       4.4971       104      46.9670   Sex of Insured
   45       0.3817       75       4.9044       105      50.0748   [Male]
   46       0.4168       76       5.3400       106      53.5075
   47       0.4562       77       5.8461       107      57.3154   Date of Coverage
   48       0.4780       78       6.4346       108      61.5548   [SEPTEMBER 1, 2015]
   49       0.5031       79       7.1090       109      66.3061
   50       0.5391       80       7.8348       110      71.6577   Basis of Computation of
   51       0.5819       81       8.6545       111      77.7405   Minimum Cash Value
   52       0.6406       82       9.4891       112      83.3334   [2001 CSO MORTALITY
   53       0.7070       83       10.3726      113      83.3334   TABLE FOR A MALE
   54       0.7901       84       11.3433      114      83.3334   SMOKER, AGE NEAREST
   55       0.8843       85       12.4986      115      83.3334   BIRTHDAY]
   56       0.9803       86       13.7805      116      83.3334
   57       1.0823       87       15.1795      117      83.3334   Monthly Cost of
   58       1.1625       88       16.6739      118      83.3334   Insurance Factor
   59       1.2553       89       18.2468      119      83.3334   [1.00165158]
   60       1.3678       90       19.8801      120      83.3334
   61       1.5075       91       21.3789     121+      0.0000]
   62       1.6763       92       22.9345
   63       1.8640       93       24.5715
   64       2.0565       94       26.3019

POLICY SPECIFICATIONS

MINIMUM DEATH BENEFIT FACTORS                                     YOUR METLIFE POLICY

ATTAINED              ATTAINED              ATTAINED              Insured
   AGE      FACTOR       AGE      FACTOR       AGE      FACTOR    [JOHN MIDDLE DOE]
   [35       2.50        65        1.20        95        1.01
   36        2.50        66        1.19        96        1.01     Policy Number
   37        2.50        67        1.18        97        1.01     [SPECIMEN]
   38        2.50        68        1.17        98        1.01
   39        2.50        69        1.16        99        1.01     Date of Coverage
   40        2.50        70        1.15        100       1.01     [SEPTEMBER 1, 2015]
   41        2.43        71        1.13        101       1.01
   42        2.36        72        1.11        102       1.01     Death Benefit
   43        2.29        73        1.09        103       1.01     Calculation Test*
   44        2.22        74        1.07        104       1.01     [GUIDELINE PREMIUM
   45        2.15        75        1.05        105       1.01     TEST]
   46        2.09        76        1.05        106       1.01
   47        2.03        77        1.05        107       1.01
   48        1.97        78        1.05        108       1.01
   49        1.91        79        1.05        109       1.01
   50        1.85        80        1.05        110       1.01
   51        1.78        81        1.05        111       1.01
   52        1.71        82        1.05        112       1.01
   53        1.64        83        1.05        113       1.01
   54        1.57        84        1.05        114       1.01
   55        1.50        85        1.05        115       1.01
   56        1.46        86        1.05        116       1.01
   57        1.42        87        1.05        117       1.01
   58        1.38        88        1.05        118       1.01
   59        1.34        89        1.05        119       1.01
   60        1.30        90        1.05        120       1.01
   61        1.28        91        1.04       121+       1.01]
   62        1.26        92        1.03
   63        1.24        93        1.02
   64        1.22        94        1.01

* This test is used to determine whether this Policy qualifies as life insurance under applicable tax law. You may not change the test, which was chosen on the Application, after the Policy has been issued.

                                SEE NEXT PAGE.

DEFINITIONS

DEFINITIONS

APPLICATION                             INITIAL FACE AMOUNT
Application means the application,      The Initial Face Amount of the Policy
including any amendments, for: your     is the Face Amount of the Policy on
Policy; any riders that are made a      the Policy Start Date. The Initial
part of your Policy; and any policy     Face Amount can be decreased as
changes. A copy of your Application is described in the Decreasing Your attached to and is part of the Policy. Policy's Face Amount provision. Each piece of coverage will have its own
ATTAINED AGE                            Initial Face Amount.
The Attained Age is equal to the Issue
Age plus the number of completed        INSURED
policy years. This includes any period  The Insured is the person whose life
during which the Policy was lapsed.     is covered by the Policy.

CASH VALUE                              INVESTMENT DIVISION
The Cash Value is equal to the total    An Investment Division is a sub
of: the cash value in the Fixed         account of the Separate Account that
Account; plus the cash value in the     invests in shares of an open-end
Investment Divisions; plus the cash     management investment company or other
value in the Loan Account. See the      pools of investment assets.
Cash Value Section for details.
                                        INVESTMENT START DATE
DATE OF COVERAGE                        The Investment Start Date is the date
The Date of Coverage is the effective   the first Net Premium is applied to
date of each piece of the Policy's      your Policy. It is the later of: the
Face Amount. The Date of Coverage for   date we receive your first premium;
the Initial Face Amount is the same as  and the Policy Issue Date.
the Policy Start Date. The Date of
Coverage for each increase in Face      IN WRITING
Amount will be shown on the Policy      In Writing means in a written or other
Specifications page for that piece of   form satisfactory to us and received
coverage. The contestable and suicide   at our Designated Office.
periods for each increase in Face
Amount are measured from that           ISSUE AGE
coverage's Date of Coverage.            The Issue Age is the age of the
                                        Insured. It is determined by using his
DESIGNATED OFFICE                       or her birthday nearest to the Policy
The Designated Office is our Main       Start Date.
Administrative Office or any other
office we designate.                    LOAN ACCOUNT
                                        The Loan Account is the account to
EXCESS LOAN                             which we will transfer the amount of
An Excess Loan occurs when the Policy   any Loan from the Fixed Account and
Loan Balance exceeds the Cash Value of  the Investment Divisions.
the Policy.
                                        MONTHLY ANNIVERSARY
FACE AMOUNT                             The Monthly Anniversary date of your
The Face Amount of the Policy is shown Policy is the same date in each month on the Policy Specifications page. The as the Policy Start Date. However,
Face Amount may be increased or         when the Monthly Anniversary falls on
decreased as described in the Changing  a date other than a Valuation Date,
Your Policy's Face Amount provision.    the Monthly Anniversary will be deemed
                                        the next Valuation Date.
FIXED ACCOUNT
The Fixed Account is a part of our
general account. You may allocate your
Net Premiums and transfer amounts to
the Fixed Account. It provides
guarantees of principal and interest.

5E-47-15                                                                Page 9

DEFINITIONS
(CONTINUED)

NET AMOUNT AT RISK                      PAYEE
The Net Amount at Risk is used to       A Payee is a person, corporation,
determine the Monthly Cost of           partnership, trust or charity entitled
Insurance for your Policy.              to receive the Policy Proceeds,
                                        surrender proceeds or Withdrawal
For Death Benefit Option A, the Net     amount in one sum or under a Payment
Amount at Risk is equal to: the         Option.
greatest of the Face Amount divided by
the Monthly Cost of Insurance Factor,   If the Payee is not a natural person,
the Cash Value times the applicable     the choice of a Payment Option will be
Minimum Death Benefit Factor, and the   subject to our consent.
minimum death benefit required by
applicable tax law; less the Cash       PLANNED FIRST YEAR LUMP SUM
Value.                                  The Planned First Year Lump Sum is the
                                        amount of premium stated in the
For Death Benefit Option B, the Net     Application that is intended to be
Amount at Risk is equal to: the         paid as a lump sum by the first policy
greatest of the Face Amount divided by  anniversary. This amount is shown on
the Monthly Cost of Insurance Factor    the Policy Specifications page.
plus the Cash Value, the Cash Value
times the applicable Minimum Death      PLANNED PREMIUM PAYMENT
Benefit Factor, and the minimum death   The Planned Premium Payment is the
benefit required by applicable tax      amount stated in the Application that
law; less the Cash Value.               is intended to be paid as a premium on
                                        the Planned Premium Payment Due Dates.
The Cash Value used in the Net Amount   This amount is shown on the Policy
at Risk calculation is the Cash Value   Specifications page 3. You may change
at the start of the policy month        this amount by making a request In
before the deduction of the Total       Writing.
Monthly Cost of Insurance.
                                        PLANNED PREMIUM PAYMENT DUE DATE
The Monthly Cost of Insurance Factor    The Planned Premium Payment Due Date
is shown on the Policy Specifications   is based on the Policy Start Date and
page. The applicable Minimum Death      the mode in which you choose to pay
Benefit Factor is based on the          premiums. If premiums are paid on an
Insured's Attained Age. It is shown on  annual mode, it is the policy the Minimum Death Benefit Factors page. anniversary each year. If premiums are paid on other than an annual mode, it
If the Face Amount or Death Benefit of  is the policy anniversary and each
a rider is to be included for the       semi-annual, quarterly or Monthly
purposes of calculating the Net Amount  Anniversary, as applicable.
at Risk under the Death Benefit
Options, it will be indicated in the    POLICY ISSUE DATE
rider.                                  The Policy Issue Date is used to
                                        measure the contestable and suicide
The Cash Value used in the Net Amount   periods for the initial coverage.
at Risk calculation will not be less
than zero.                              POLICY LOAN BALANCE
                                        The Policy Loan Balance at any time is
The Net Amount at Risk will be          equal to the outstanding Loan plus
allocated to the pieces of coverage in  Loan Interest accrued to date.
the following order:
1. Each increase in Face Amount in      POLICY PROCEEDS
   succession, starting with the most   The Policy Proceeds is the amount paid
   recent increase; and then            to the Beneficiary upon receipt of due
2. To the coverage provided by the      proof of the Insured's death.
   remaining Initial Face Amount
   (which includes any increase in      POLICY START DATE
   Face Amount resulting from a Death   The Policy Start Date is used to
   Benefit Option change).              measure policy years, months and
                                        anniversaries. It may be referred to
NET PREMIUM                             as Policy Date on the Application.
The Net Premium is the part of the
premium that will be applied to your
Policy's Cash Value. It is equal to:
the premium paid; less the premium
paid times the applicable Percent of
Premium Charge for the current policy
year.

5E-47-15                                                               Page 10

DEFINITIONS                             PREMIUM PAYMENTS FOR YOUR
(CONTINUED)                             POLICY

                                        PREMIUMS, GRACE PERIOD AND
                                        REINSTATEMENT

REQUESTED INCREASE                      PAYING PREMIUMS FOR YOUR POLICY
A Requested Increase is an increase in The first premium is due as of the Face Amount that you applied for after Policy Start Date. The Policy will not
the Policy Issue Date.                  be in force until the first premium is
                                        paid. If you have the Policy and the
SEC                                     first premium has not been paid, we
"SEC" stands for the United States      will consider that you have the Policy
Securities and Exchange Commission.     for inspection only. Premiums after
                                        the first premium must be paid at our
SEPARATE ACCOUNT                        Designated Office.
The Separate Account is a separate
investment account created by us to     Premiums may be paid in any amount and
receive and invest your Net Premiums.   at any interval subject to the
The Separate Account is divided into    following conditions:
subaccounts that correspond to the      1. There is a minimum amount for
Investment Divisions.                      premium payments. Except with our
                                           consent, any premium payment must
VALUATION DATE                             be at least the Minimum Payment
A Valuation Date is each day that the      Amount shown on the Policy
New York Stock Exchange is open for        Specifications page.
trading and the SEC has not restricted  2. Total premiums paid in any policy
trading or declared an emergency. Each     year may not be equal to or exceed
Valuation Date ends at the close of        an amount that would cause the
regular trading on the New York Stock      Policy to fail to qualify as life
Exchange.                                  insurance under applicable tax law.
                                        3. Premium payments cannot be made
VALUATION PERIOD                           after Attained Age 121, unless they
A Valuation Period is the period           are required under a Grace Period.
between the ends of two successive      4. If we receive a premium that causes
Valuation Dates. Net Premium               the Death Benefit to increase by an
allocations, requests for transfers,       amount that exceeds that Net
future allocation changes, Loans,          Premium, we have the right to
Withdrawals, and surrenders will take      refuse that premium payment. We may
effect as of the end of the Valuation      require additional evidence of
Period in which we receive the premium     insurability before we accept that
payment or the request In Writing.         premium payment.

WE, US AND OUR                          You may request a change to your
MetLife Insurance Company USA.          Planned Premium Payments. However, we
                                        will not process an increase to the
YOU AND YOUR                            Planned Premium Payment if payment of
The Owner of the Policy.                the increased planned premium would
                                        cause the Policy to fail to qualify as
                                        life insurance under applicable tax
                                        law.

                                        If we receive a payment, we will treat
                                        it as a premium payment, unless you
                                        request otherwise In Writing.

5E-47-15                                                               Page 11

PREMIUM PAYMENTS FOR YOUR POLICY
(CONTINUED)

ALLOCATING NET PREMIUMS                 GRACE PERIOD FOR SUBMITTING ANY AMOUNT
You may allocate the Net Premiums       DUE
among the Fixed Account and the         If, on a Monthly Anniversary date, the
Investment Divisions. Percentages must  Cash Surrender Value is less than the
be in whole numbers. Also, your total   next Monthly Deduction, we will give
allocation must equal 100%.             you a 62-day period called the "Grace
                                        Period" to allow you to pay a premium
There is a limit to the amount of cash  large enough to keep your Policy from
value you may have in the Fixed         lapsing. The required premium is
Account. The cash value in the Fixed    called the "Amount Due". At the start
Account immediately after payment of    of the Grace Period, we will send a
the premium may not exceed: the Fixed   notice of the Amount Due. We will send
Account cash value plus the Separate    this notice to your last known address
Account cash value; times the Maximum   and to that of any assignee on record.
Fixed Account Allocation Percent. We    If we do not receive the Amount Due by
reserve the right to change the amount  the end of the Grace Period: the you may allocate to the Fixed Account.  Policy will lapse; and it will terminate without Cash Surrender Value.
The initial allocation is shown on the
Application.                            If the Insured dies during the Grace
                                        Period, any Amount Due will be
Until 20 days after the Investment      deducted from the Policy Proceeds.
Start Date, your Net Premiums will be
applied to the Fixed Account. During    REINSTATING YOUR POLICY AFTER LAPSE
this time, values and benefits of your If the Policy has lapsed, you may Policy depend on the interest credited reinstate your Policy (excluding
to the Fixed Account. Twenty days       riders) prior to Attained Age 121 and
after the Investment Start Date: the    within three years after the date of
Cash Value will be allocated to the     lapse. This is called a
Fixed Account and the Investment        "Reinstatement". Riders can be
Divisions according to the allocations  reinstated if stated in the rider or in effect on the date of the transfer;  with our consent. To reinstate your
and future Net Premiums will be         Policy, you must submit a request In
allocated to the Fixed Account and the  Writing and the following:
Investment Divisions according to the   1. Proof that the Insured is insurable
allocations in effect on the date we       by our standards.
receive the premium at our Designated   2. Payment of the Monthly Deductions
Office.                                    that were due and not paid at the
                                           time of lapse.
YOU MAY CHANGE THE ALLOCATION           3. Payment of an amount large enough
While your Policy is in force, you may     to keep the Policy in force for at
change the allocation of Net Premiums      least four months.
among the Fixed Account and the
Investment Divisions. The rules that    Any Loan in effect at the time of
apply to any allocation are outlined    lapse may be paid or reinstated. If
in the Allocating Net Premiums          the Loan is reinstated, the reinstated
provision. Any change in allocation     Cash Value will be reduced by any Loan
percentages will take effect when we    Interest due at the time of lapse. If
receive your request In Writing.        the Loan is not reinstated, the
                                        reinstated Cash Value will be reduced
CONTINUATION OF INSURANCE AFTER         by any Policy Loan Balance at the time
PREMIUM PAYMENTS STOP                   of lapse.
If you stop making premium payments,
the insurance provided under the        If the Insured is alive on the date we
Policy, including benefits provided by  approve the request for Reinstatement,
any rider made a part of the Policy,    the Policy will be in force from the
will continue under the provisions of   date we approve the Reinstatement
the Policy for as long as the Cash      application. We will deduct a full
Surrender Value is large enough to      Monthly Deduction for the policy month
cover the Monthly Deductions. See the   in which we approve the Reinstatement
Grace Period for Submitting Any Amount  application.
Due provision.
                                        If the Insured is not alive on the
                                        date we approve the request for
                                        Reinstatement, such approval is void.

                                        The Maximum Monthly Mortality and
                                        Expense Risk Charge, Maximum Monthly
                                        Coverage Expense Charge, Maximum
                                        Monthly Policy Charge and Maximum
                                        Percent of Premium Charge at the time
                                        of Reinstatement will be those in
                                        effect at the time of lapse. See the
                                        Charges Applied to Your Policy Section.

5E-47-15                                                               Page 12

CONVERSION RIGHT                        YOUR POLICY'S VALUE

                                        CASH VALUE

CONVERSION RIGHT                        CASH VALUE OF YOUR POLICY
While the Policy is in force during     The Cash Value of your Policy is equal
the first 24 policy months, you have a  to the total of the values in the
one-time right to exchange the Policy   Fixed Account, the Separate Account
to a new permanent fixed benefit life   and the Loan Account. See the Cash
policy on the life of the Insured,      Surrender Value of Your Policy
without proof of insurability. We, or   provision for information on the value
an affiliate, will issue the new        available to you.
policy on the following basis:
1. The new policy will have the same    FIXED ACCOUNT CASH VALUE
   Policy Start Date and Policy Issue   The cash value in the Fixed Account on
   Date as this Policy;                 the Investment Start Date is equal to:
2. The Face Amount of the new policy    the Net Premiums received; less the
   may not be greater than the Face     portion of the Monthly Deductions due
   Amount, not including riders, of     from the Policy Start Date through the
   this Policy on the exchange date;    Investment Start Date, if any, charged
3. The cost of insurance rates for the  to the Fixed Account.
   new policy will be based on the
   Insured's age, smoker status, sex,   The cash value in the Fixed Account on
   and risk class in use on the Policy  any day after the Investment Start
   Issue Date of this Policy. If the    Date is equal to:
   risk class of this Policy is not     1. The cash value in the Fixed Account
   offered on the new policy, we will      on the prior day, with interest on
   use the risk class closest to it;       such value at the current rate; less
4. The new policy will be a permanent   2. Any Withdrawal made on that day;
   fixed benefit plan agreed to by the     less
   issuing company, to the extent       3. Any amount transferred from the
   available for sale by that company      Fixed Account to the Investment
   on the exchange date and subject to     Divisions on that day (including
   any limits under applicable tax law     any part of a Transfer Processing
   and other applicable rules;             Charge taken from the Fixed
5. The Cash Value of this Policy will      Account); plus
   be transferred to the new policy as  4. Any part of a Net Premium received
   of the exchange date;                   and allocated to the Fixed Account
6. Any premium from this Policy that       on that day; plus
   is in excess of any premium due for  5. Any amounts transferred to the
   the new policy may be applied as an     Fixed Account on that day; plus
   advance premium. If the conversion   6. Any loan repayments received and
   results in an increase in cash          allocated to the Fixed Account on
   value on the new policy, the            that day; plus
   increase must be paid by you. If a   7. Any amount transferred from the
   decrease in cash value results, we      Loan Account to the Fixed Account
   will return such amount to you;         on that day; less
7. Any Loan and loan interest due on    8. Any amount transferred from the
   the exchange date must be paid          Fixed Account to the Loan Account
   prior to the issue of the new           on that day; less
   policy;                              9. If that day is a Monthly
8. Any riders attached to this Policy      Anniversary, the part of the
   will be attached to the new policy      Monthly Deduction charged to the
   only if available for such policy;      Fixed Account to cover the policy
9. The new policy will be subject to       month that starts on that day.
   any assignments and limitations to
   which this Policy is subject.

5E-47-15                                                               Page 13

YOUR POLICY'S VALUE
(CONTINUED)

SEPARATE ACCOUNT CASH VALUE             VARIABLE ACCUMULATION UNITS
There is no cash value in the Separate  At the end of a Valuation Date, the
Account on the Investment Start Date.   current market value of an Investment
The Separate Account Cash Value is      Division is determined by multiplying
equal to the sum of the cash value in   that Investment Division's
each Investment Division. The cash      accumulation unit value by the number
value in each Investment Division on    of Investment Division accumulation
the twentieth day after the Investment  units held under the Policy.
Start Date is equal to the amount
transferred from the Fixed Account to   The number of Investment Division
the Investment Division.                accumulation units will increase when:
                                        any part of a Net Premium is received
The cash value in each Investment       and allocated to that Investment
Division on any day starting 21 days    Division; amounts are transferred to
after the Investment Start Date is      that Investment Division; or Loans are
equal to:                               repaid and credited to that Investment
1. The cash value in the Investment     Division.
   Division on the last Valuation Date
   times that Investment Division's     The number of Investment Division
   Net Investment Factor for the        accumulation units will decrease when:
   current Valuation Period; less       1. Any part of the Monthly Deduction
2. Any Withdrawal from the Investment      is taken from that Investment
   Division during the current             Division;
   Valuation Period ; less              2. A Loan is taken from that
3. Any amounts transferred from the        Investment Division;
   Investment Division during the       3. An amount is transferred from that
   current Valuation Period (including     Investment Division;
   any part of a Transfer Processing    4. A Transfer Processing Charge is
   Charge taken from the Investment        taken from that Investment
   Division); plus                         Division; or
4. Any part of a Net Premium received   5. A Withdrawal is taken from that
   and allocated to the Investment         Investment Division.
   Division during the current
   Valuation Period; plus               VALUE OF EACH ACCUMULATION UNIT
5. Any amounts transferred to the       The value of an accumulation unit may
   Investment Division from the Fixed   increase or decrease from one
   Account or from another Investment   Valuation Period to the next. For any
   Division during the current          Valuation Period, the value is equal
   Valuation Period; plus               to the value of an accumulation unit
6. Any loan repayments received and     for the prior Valuation Period times
   allocated to the Investment          the Net Investment Factor for that
   Division during the current          Investment Division for the current
   Valuation Period; plus               Valuation Period.
7. Any amount transferred from the
   Loan Account to the Investment
   Division during the current
   Valuation Period; less
8. Any amount transferred from the
   Investment Division to the Loan
   Account during the current
   Valuation Period; less
9. If a Monthly Anniversary occurs
   during the current Valuation
   Period, the part of the Monthly
   Deduction charged to the Investment
   Division during the current
   Valuation Period to cover the
   policy month that starts during
   that Valuation Period.

5E-47-15                                                               Page 14

YOUR POLICY'S VALUE
(CONTINUED)

NET INVESTMENT FACTOR                   CASH VALUE OF YOUR POLICY ON AND AFTER
The Net Investment Factor measures the  ATTAINED AGE 121
investment performance of an            If the Policy is continued beyond
Investment Division during a Valuation  Attained Age 121, the Cash Value on
Period. The Net Investment Factor for   and after Attained Age 121 will be
each Investment Division for a          determined in the same way described
Valuation Period is equal to:           above, except:
1. The value of the assets at the end   1. There will be no Monthly Deductions
   of the last Valuation Period; plus      taken; and
2. The investment income and capital    2. Premium Payments cannot be made on
   gains, realized or unrealized,          or after Attained Age 121, except
   credited to the assets during the       for payments required under a Grace
   Valuation Period for which the Net      Period.
   Investment Factor is being
   determined; less                     THE INTEREST WE CREDIT TO YOUR
3. The capital losses, realized or      POLICY'S CASH VALUE IN THE FIXED
   unrealized, charged against the      ACCOUNT
   assets during the Valuation Period;  Interest is credited to the amount of
   less                                 your Policy's cash value in the Fixed
4. Any amount charged against the       Account. The effective annual interest
   Investment Division for taxes,       rate credited will never be less than
   including any tax or other economic  the Fixed Account Cash Value
   burden resulting from the            Guaranteed Interest Rate shown on the
   application of tax laws that we      Policy Specifications page.
   determine to be properly
   attributable to the Investment       BASIS OF COMPUTATION
   Division, or any amount we set       The minimum cash values in the Fixed
   aside during the Valuation Period    Account and guaranteed cost of
   as a reserve for taxes attributable  insurance rates are based on the
   to the operation or maintenance of   mortality table and the Fixed Account
   the Investment Division; divided by  Cash Value Guaranteed Interest Rate as
5. The value of the assets at the end   shown on the Policy Specifications
   of the last Valuation Period.        page.

LOAN ACCOUNT CASH VALUE                 All values are at least equal to those
The cash value in the Loan Account as   required by the law of the state that
of the Investment Start Date is equal   governs the Policy. We have filed a
to the amount transferred into the      detailed statement, if required,
Loan Account on that day.               showing the method of calculating cash
                                        values and reserves with the insurance
The cash value in the Loan Account on   supervisory official of that state.
any day after the Investment Start
Date is equal to:
1. The cash value in the Loan Account
   on the preceding Valuation Date,
   with interest at the Loan Interest
   Rate Credited shown on the Policy
   Specifications page; plus
2. Any amount transferred to the Loan
   Account from the Fixed Account on
   that day; plus
3. Any amount transferred to the Loan
   Account from the Investment
   Divisions on that day; plus
4. If that day is a policy
   anniversary, any amount due to
   cover unpaid Loan Interest; less
5. Any amount transferred from the
   Loan Account to the Fixed Account
   on that day; less
6. Any amount transferred from the
   Loan Account to the Investment
   Divisions on that day.

5E-47-15                                                               Page 15

ACCESSING YOUR POLICY'S VALUE

CASH SURRENDER VALUE OF YOUR POLICY

CASH SURRENDER VALUE                    REPAYING YOUR LOAN AND LOAN INTEREST
The Cash Surrender Value of the Policy Your Policy Loan Balance can be repaid is the amount we use to determine what in whole or in part at any time before
is available to you for Loans,          the death of the Insured and while the
Withdrawals and Surrenders. It is       Policy is in force. When a loan
equal to the Cash Value at the time of  repayment is made, an amount equal to
surrender, less any Policy Loan         the loan repayment will be transferred
Balance.                                from the Loan Account to the Fixed
                                        Account and the Investment Divisions
LOANS                                   in the same proportion that the cash
                                        value in each bears to the total Cash
BORROWING MONEY FROM YOUR POLICY        Value less the cash value in the Loan
If your Policy has Loan Value, you can  Account.
borrow money from your Policy by
making a request In Writing. The        Any payment we receive will be applied
maximum amount you may borrow is        as a premium payment unless it is
defined below as the Loan Value.        clearly marked as a Loan or Loan
                                        Interest repayment.
The Loan Value on the date the loan is
made is equal to:                       The Policy Proceeds and Cash Surrender
1. The Cash Value; plus                 Value reflect the deduction of any
2. Interest at the Fixed Account Cash   outstanding Policy Loan Balance.
   Value Guaranteed Interest Rate to
   the next policy anniversary; less    If your Policy has an Excess Loan, we
3. Any Policy Loan Balance; less        will send a notice to your last known
4. Loan Interest at the Maximum Fixed   address and that of any assignee of
   Loan Interest Rate to the next       record. We will allow you a Grace
   policy anniversary (including any    Period for payment of the excess due.
   Loan Interest that would be due on   If the excess due remains unpaid at
   the new loan); less                  the end of the Grace Period, the
5. The most recent Monthly Deduction    Policy will lapse without value. The
   charged, times the number of policy  Grace Period will end 62 days from the
   months to the next policy            date the notice is sent.
   anniversary.
The Policy will be the sole security
for such Loan.

The amount of each loan request must
be at least equal to the Minimum Loan
Amount shown on the Policy
Specification page.

The Loan will be allocated among the
Fixed Account and the Investment
Divisions in the same proportion that
the respective cash value in each
bears to the total Cash Value less the
cash value in the Loan Account on the
date of the Loan.

Cash value equal to the Loan allocated
to the Fixed Account and each
Investment Division will be
transferred to the Loan Account. It
will earn interest at an annual
effective rate not less than the Loan
Interest Rate Credited. Interest
earned on the cash value in the Loan
Account will remain in the Loan
Account until: we receive a loan
repayment; a new Loan is made; the
Policy enters the Grace Period; or the
next policy anniversary. Upon any of
these events, the interest earned on
the Loan Account will be transferred
to the Fixed Account and the
Investment Divisions in proportion to
the cash value in each.

5E-47-15                                                               Page 16

ACCESSING YOUR POLICY'S VALUE
(CONTINUED)

WITHDRAWALS

WITHDRAWING MONEY FROM YOUR POLICY      The Face Amount will be decreased in
After the first policy year, you may    the following order, unless any rider
make a request In Writing for a         made a part of the Policy states
Withdrawal from the Cash Surrender      otherwise:
Value. A Withdrawal is subject to the   1. Each Requested Increase in
conditions below.                          succession, starting with the most
                                           recent Requested Increase; and then
CONDITIONS FOR WITHDRAWING MONEY        2. The remaining Initial Face Amount;
We have the right to limit the total       and then
amount you may withdraw. The total      3. Any increase in Face Amount
amount you may withdraw will never be      resulting from a change in Death
less than the Cash Surrender Value         Benefit Option.
times the Percentage Used to Calculate
Maximum Withdrawal Amount shown on the  A decrease in Face Amount may require
Policy Specifications page.             a decrease in the amounts provided by
                                        any riders made a part of the Policy.
Also no Withdrawal will be processed
unless:                                 The Death Benefit of the Policy will
1. The Cash Surrender Value after the   be based on the Face Amount after the
   Withdrawal is large enough to cover  Withdrawal and the reduced Cash Value.
   two Monthly Deductions;              The Face Amount of the Policy will be
2. The Face Amount after the            decreased, if necessary, such that the
   Withdrawal, excluding riders, is at  Net Amount at Risk after the least the Minimum Face Amount shown  Withdrawal is not greater than the Net
   on the Policy Specifications page;   Amount at Risk before the Withdrawal.
   and
3. The Policy continues to qualify as   Unless otherwise requested, the amount
   life insurance under applicable tax  will be paid to you in one sum, which
   law after the Withdrawal.            includes placing the amount in an
                                        account that earns interest. If an
There is a minimum amount you can       account is established, you will be
withdraw from your Policy at any one    the accountholder and will have
time. The minimum amount is shown on    immediate access to all of the funds
the Policy Specifications page as the   in the account. You may choose In
Minimum Withdrawal Amount.              Writing to apply all or part of the
                                        amount to a Payment Option. See the
There is a limit on how many            Payment Options Section.
Withdrawals from your Policy you can
make in any policy year. This limit is  ALLOCATION OF WITHDRAWALS
shown on the Policy Specifications      Subject to the Conditions for
page as the Maximum Number of           Withdrawing Money, Withdrawals will be
Withdrawals Yearly. We may charge a     allocated among the Fixed Account and
fee for a Withdrawal. If we do, it      the Investment Divisions in the same
will not be more than [$25.00].         proportion that the respective cash
                                        value in each bears to the total Cash
We have the right to change the         Value less the cash value in the Loan
minimum and maximum amounts or the      Account on the date of the Withdrawal.
maximum number of Withdrawals.          If the Fixed Account conditions will
                                        not allow this proportionate
The maximum amount of a Withdrawal      allocation, we will contact you so
from any one of the Investment          that you may specify an acceptable
Divisions is the lesser of:             allocation.
1. [90%] of the part of the Cash
   Surrender Value in that Investment
   Division at the start of that
   policy year; and
2. The amount required to keep the
   Face Amount, excluding riders, from
   being less than the Minimum Face
   Amount.

The Face Amount of the Policy will be
decreased, if necessary, after the
Withdrawal so that the Net Amount at
Risk is not greater than it was prior
to the Withdrawal.

5E-47-15                                                               Page 17

ACCESSING YOUR POLICY'S VALUE
(CONTINUED)

FIXED ACCOUNT WITHDRAWALS AND TRANSFERS TRANSFERS

LIMITS ON WITHDRAWALS AND TRANSFERS     TRANSFERRING MONEY BETWEEN THE FIXED
FROM THE FIXED ACCOUNT                  ACCOUNT AND INVESTMENT DIVISIONS
There are limits on Withdrawals and     If the Policy is in force, starting 20
transfers from the Fixed Account. The   days after the first Net Premium is
limits are described below.             applied to the Policy, you may
                                        transfer amounts: between the Fixed
Withdrawals and transfers from the      Account and the Investment Divisions;
Fixed Account can be made only once     and among the Investment Divisions.
each policy year and only within 30
days after each policy anniversary.     Transfers are subject to the following
                                        conditions:
The maximum amount of all Withdrawals   1. We must receive the request In
and transfers from the Fixed Account       Writing;
in a policy year is the greater of:     2. The request must be expressed as a
1. The part of the Cash Surrender          dollar amount or as a percentage in
   Value in the Fixed Account at the       whole numbers;
   start of that policy year times      3. The minimum amount of the transfer
   Maximum Fixed Account Withdrawal        must be equal to the lesser of
   Percent; and                            [$50] and the total amount in the
2. The last policy year's Fixed            Fixed Account or Investment
   Account maximum withdrawal amount.      Division from which the transfer is
                                           being made;
   However, if less than $[50] would    4. We may charge a fee for a transfer.
   remain in the Fixed Account after       If we do, it will not be more than
   the Withdrawal, you can withdraw        the Maximum Transfer Processing
   all of the Cash Surrender Value in      Charge shown on the Policy
   the Fixed Account.                      Specifications page; and
                                        5. We reserve the right to limit the
LIMITS ON TRANSFERS AND ALLOCATIONS TO     number of transfers in each policy
THE FIXED ACCOUNT                          year to [4].
There are limits on transfers and
allocations to the Fixed Account. The   We will consider all transfers that
limits are described below.             occur on the same day as one transfer
                                        for the purpose of determining: any
The Fixed Account cash value            charge under item 4 above; and the
immediately after any transfer to the   number of transfers made in a policy
Fixed Account cannot exceed: the Fixed  year under item 5 above.
Account cash value plus the Separate
Account cash value; times the Maximum   Your right to make transfers is
Fixed Account Allocation Percent.       subject to restrictions imposed by us.
                                        We will only restrict your right if we
We reserve the right to limit new       determine, in our sole opinion, that
amounts being transferred or allocated  the exercise of the right by one or
to the Fixed Account. We will only      more owners with interests in the
limit new amounts if the rate of        Investment Division is, or would be,
interest that would be used for the     to the disadvantage of other owners.
new amount is equal to the Fixed        Restrictions may be applied in any
Account Cash Value Guaranteed Interest  manner reasonably designed to prevent
Rate.                                   any use of the transfer right that we
                                        consider to be to the disadvantage of
                                        other owners. A restriction could be
                                        applied to transfers to and from one
                                        or more of the Investment Divisions
                                        and could include, but is not limited
                                        to:
                                        1. The requirement of a minimum time
                                           period between each transfer;
                                        2. Not accepting a transfer request
                                           from a third party acting under
                                           authorization on behalf of more
                                           than one owner; or
                                        3. Limiting the dollar amount that may
                                           be transferred by an owner between
                                           the Investment Divisions at any one
                                           time.

5E-47-15                                                               Page 18

ACCESSING YOUR POLICY'S VALUE
(CONTINUED)

SURRENDERS                              POSTPONEMENT OF PAYMENTS AND TRANSFERS

SURRENDERING YOUR POLICY                OUR RIGHT TO POSTPONE PAYMENTS AND
You may surrender the Policy for its    TRANSFERS
Cash Surrender Value during the         We will usually pay any amounts for
lifetime of the Insured. We will        Loans, surrenders and Withdrawals
determine the Cash Surrender Value as   allocated to the Investment Divisions
of the date we receive your request In  within seven days after we receive the
Writing.                                request In Writing. We will usually
                                        pay any Death Benefit proceeds within
If the surrender occurs on a Monthly    seven days after we receive due proof
Anniversary, the Policy will terminate  of claim. Payment of any amount from
on that date. Further, the Cash         the Investment Divisions on Loans
Surrender Value will not be reduced by (except when used to pay premiums on the Monthly Deduction due on that date policies issued by us), surrenders,
for a subsequent policy month. If the   Withdrawals and death may be postponed
surrender occurs on any date other      whenever:
than a Monthly Anniversary, the Policy  1. The New York Stock Exchange is
will terminate on the next Monthly         closed (other than customary
Anniversary date.                          weekend and holiday closing) or
                                           trading on the New York Stock
If the Insured dies on or after the        Exchange is restricted as
date of surrender and before the           determined by the SEC;
Policy terminates: the surrender will   2. The SEC, by order, permits
be reversed; the Cash Surrender Value      postponement for the protection of
paid to you will be converted to a         policy owners; or
Loan; and the Policy Proceeds will be   3. An emergency exists as determined
paid. This means the Cash Surrender        by the SEC, as a result of which
Value paid to you will be deducted         disposal of securities is not
from the Policy Proceeds. See the          reasonably practicable or it is not
Payment to Your Beneficiary provision.     reasonably practicable to determine
                                           the value of the net assets of the
Unless otherwise requested, the            Separate Account.
proceeds will be paid to you in one
sum, which includes placing the amount  We have the right to postpone
in an account that earns interest. If   Transfers under the conditions listed
an account is established, you will be  above.
the accountholder and will have
immediate access to all of the funds    We have the right to defer payment of
in the account. You may choose In       the part of any amount paid from the
Writing to apply all or part of the     Fixed Account on surrender and
proceeds to a Payment Option. See the   Withdrawals for not more than six
Payment Options Section.                months.

                                        We have the right to defer payment of
                                        the part of any Loan from the Fixed
                                        Account for not more than six months,
                                        except for payment of premiums to us.

5E-47-15                                                               Page 19

CHANGING YOUR POLICY

POLICY CHANGES

POLICY CHANGES                          INCREASING YOUR FACE AMOUNT
After the first policy anniversary and  Each Requested Increase will be
prior to Attained Age 121, you can      subject to the following:
request policy changes at any time      1. We must receive proof satisfactory
unless we have stated otherwise in the     to us that the Insured is insurable
Policy. We may allow only one change       by our standards on the date of the
per policy year. No change will be         Requested Increase.
made that would result in the Policy    2. The charges for the increase will
failing to qualify as life insurance       be based on the risk class the
under applicable tax law.                  Insured qualifies for on the Date
                                           of Coverage for the Requested
Following are the types of changes         Increase.
that are allowed.                       3. New insurance must be available
                                           under our underwriting rules on the
CHANGING YOUR POLICY'S FACE AMOUNT         same plan at the Attained Age of
You can ask us to decrease or increase     the Insured on the date of the
the Face Amount of your Policy. The        Requested Increase.
request must be In Writing.             4. The increase must be at least equal
                                           to the Minimum Face Amount Increase
DECREASING YOUR POLICY'S FACE AMOUNT       shown on the Policy Specifications
Each requested decrease in Face Amount     page.
will be subject to the following:       5. The total Face Amount after the
1. The decrease will reduce the Face       increase cannot be greater than our
   Amount in the following order,          published maximums. The total Face
   unless any rider made a part of the     Amount is equal to the Face Amount
   Policy states otherwise:                before the Requested Increase plus
    a. Each Requested Increase in          the Requested Increase.
       succession, starting with the
       most recent Requested Increase;  We will send new Policy Specifications
       and then                         pages to show the Date of Coverage for
    b. The remaining Initial Face       and charges applicable to the increase
       Amount; and then                 in Face Amount. The increase will take
    c. Any increase in Face Amount      effect on the date we approve the
       resulting from a change in       Requested Increase.
       Death Benefit Option.
2. The Face Amount after the requested  ADDITION OF RIDERS
   decrease may not be less than the    You can ask us to add a rider to the
   Minimum Face Amount shown on the     Policy. The request must be In
   Policy Specifications page.          Writing. Proof of insurability may be
3. The decrease must be at least equal required. If we approve your request, to the Minimum Face Amount Decrease the addition of the rider will take
   shown on the Policy Specifications   effect on the Issue Date of the Rider.
   page.
4. Decreasing the Face Amount could     CHANGE IN RISK CLASS
   result in a decrease in amounts      You can apply for a better risk class.
   provided by any riders made a part   The request must be In Writing. Proof
   of the Policy.                       of insurability will be required. If
5. The decrease may require us to       we approve your request, the change
   distribute a part of the Cash Value  will take effect on the date we
   to you.                              approve your request.

We will send new Policy Specifications
pages to show the decreased Face
Amount. The decrease will take effect
on the date we receive your request.

5E-47-15                                                               Page 20

CHANGING YOUR POLICY                   BENEFITS PROVIDED BY YOUR POLICY
(CONTINUED)

                                         DEATH BENEFIT

CHANGING YOUR POLICY'S DEATH BENEFIT     PAYMENT TO YOUR BENEFICIARY
OPTION                                   We will pay the Policy Proceeds to
You can ask us to change the Death       the Beneficiary upon receipt of due
Benefit Option. The request must be      proof of the Insured's death. The
In Writing. We may require proof that    Policy Proceeds are equal to:
the Insured is insurable by our          1. The Death Benefit; plus
standards on the date of the change.     2. Any insurance on the life of the
The effective date of the change will       Insured provided by riders (unless
be the date we approve your request.        the rider's Face Amount or Death
The Death Benefit payable will not          Benefit is reflected in the Death
change as a result of this change,          Benefit of the Policy); plus
but the Face Amount may change.          3. The Total Monthly Cost of
Changes are allowed as follows:             Insurance for the part of the
1. Change from Death Benefit Option A       policy month from the date of the
   to Death Benefit Option B.               Insured's death to the end of that
                                            policy month; plus
   The Face Amount of the Policy will    4. Any premium received after the
   be decreased, if necessary, to           date of the Insured's death; less
   equal the Death Benefit less the      5. Any Amount Due under a Grace
   Cash Value on the effective date         Period provision as of the date of
   of the change. This change will          the Insured's death; less
   not be allowed if it would result     6. Any Policy Loan Balance.
   in a Face Amount for the Policy
   that is less than the Minimum Face    In no event will the amount payable
   Amount shown on the Policy            upon the death of the Insured be less
   Specifications page. The decrease     than the minimum amount required to
   will reduce the Face Amount in the    permit the Policy to qualify as life
   following order, unless any rider     insurance under the applicable tax
   made a part of the Policy states      law.
   otherwise:
    a. Each Requested Increase in        DEATH BENEFIT OPTIONS
       succession, starting with the     Your Policy allows you to choose
       most recent increase; and then    between two Death Benefit Options.
    b. The remaining Initial Face        The amount of the Death Benefit
       Amount; and then                  depends upon the Death Benefit Option
    c. Any increase in Face Amount       in effect on the date of the
       resulting from a change in        Insured's death. The Death Benefit
       Death Benefit Option.             Option in effect is shown on the most
                                         recent Policy Specifications page.
   A decrease in Face Amount could
   result in a decrease in amounts       DEATH BENEFIT OPTION A
   provided by any riders made a part    The Death Benefit prior to Attained
   of the Policy.                        Age 121 is equal to the greater of:
                                         1. The Face Amount; and
2. Change from Death Benefit Option B    2. The Policy's Cash Value times the
   to Death Benefit Option A.               applicable Minimum Death Benefit
                                            Factor for the Insured's Attained
   The Face Amount of the Policy will       Age as shown on the Minimum Death
   be increased, if necessary, to           Benefit Factors page.
   equal the Death Benefit on the
   effective date of the change.         DEATH BENEFIT OPTION B
                                         The Death Benefit prior to Attained
                                         Age 121 is equal to the greater of:
                                         1. The Face Amount plus the Cash
                                            Value on the date of death; and
                                         2. The Policy's Cash Value times the
                                            applicable Minimum Death Benefit
                                            Factor for the Insured's Attained
                                            Age as shown on the Minimum Death
                                            Benefit Factors page.

 5E-47-15                                                             Page 21

BENEFITS PROVIDED BY YOUR POLICY
(CONTINUED)

In no case will the Death Benefit be If the Policy is in force on or after less than the minimum amount required Attained Age 121: loans may be taken;
to meet the definition of life          and loan repayments, Withdrawals,
insurance under applicable tax law.     transfers and surrenders may be made.

If the Face Amount or Death Benefit of  PLEASE NOTE: THE POLICY MAY NOT
a rider is to be included for the       QUALIFY AS A LIFE INSURANCE CONTRACT
purposes of calculating the Death       UNDER APPLICABLE TAX LAW ON OR AFTER
Benefit under the above Options, it     ATTAINED AGE 121 AND MAY BE SUBJECT TO
will be indicated in the rider.         TAX CONSEQUENCES. PLEASE CONSULT A TAX
                                        ADVISOR PRIOR TO CONTINUING THE POLICY
Any time the Death Benefit less the     BEYOND ATTAINED AGE 121.
Cash Value is greater than the then
current Face Amount, we have the right  PAYMENT OF THE POLICY BENEFITS to distribute a part of the Cash Value
to you. The amount of the distribution  PAYMENT OF THE POLICY PROCEEDS
will be the amount required to make     Unless otherwise requested, when the
the Death Benefit less the Cash Value   Insured dies we will pay the Policy
after the distribution equal to the     Proceeds to the Payee in one sum,
then current Face Amount.               which includes placing the amount in
                                        an account that earns interest. If an
BENEFITS ON OR AFTER ATTAINED AGE 121   account is established, the Payee will
                                        be the accountholder and will have
BENEFITS PAYABLE ON OR AFTER ATTAINED   immediate access to all of the funds
AGE 121                                 in the account.
If the Insured is living and the
Policy is in force at Attained Age      The Payee can choose to apply all or
121, you may choose to terminate the    part of the Policy Proceeds to a
Policy and receive the Cash Surrender   Payment Option. Further, with our
Value, if it is greater than zero, as   consent, any Payee who is entitled to
a Maturity Benefit.                     receive proceeds in one sum when a
                                        Payment Option ends, or at the death
CONTINUATION OF THE POLICY BEYOND       of a prior Payee, or when the proceeds
ATTAINED AGE 121                        are withdrawn, can choose to apply the
You may continue the Policy beyond      proceeds to a Payment Option.
Attained Age 121 until the death of
the Insured.

If the Policy is in force on or after
Attained Age 121, the amount of the
Death Benefit depends on the Death
Benefit Option in effect on the date
of the Insured's death. The Death
Benefit Option is shown on the most
recent Policy Specifications page.

DEATH BENEFIT OPTION A
The Death Benefit on or after Attained
Age 121 will be the greater of:
1. The Face Amount on the date of the
   Insured's death plus any rider
   death benefits determined as of the
   day prior to Attained Age 121
   (unless otherwise indicated in the
   rider); and
2. 101 percent of the Cash Value on
   the date of the Insured's death.

DEATH BENEFIT OPTION B
The Death Benefit on or after Attained
Age 121 will be: the Face Amount of
the Policy on the date of the
Insured's death; plus the Cash Value
on the date of the Insured's death.

If the Face Amount or Death Benefit of
a rider made a part of the Policy is
to be included for the purposes of
calculating the Death Benefit under
the above Options, it will be
indicated in the rider.

The Policy will stay in effect after
Attained Age 121 as long as the Cash
Surrender Value remains greater than
or equal to zero.

 5E-47-15                                                             Page 22

AVAILABLE PAYMENT OPTIONS

PAYMENT OPTIONS

CHOICES OF PAYMENT OPTIONS; OPTION DATE OTHER PAYMENT OPTIONS AND FREQUENCIES The choice of a Payment Option and the Other Payment Options and payment
naming of the Payee must be In          frequencies may be arranged with us.
Writing. You can make, change or
revoke the choice before the death of   LIMITATIONS
the Insured. The Option Date is the     If installments under an Option would
effective date of the Payment Option,   be less than [$50.00], proceeds can be
as chosen.                              applied to a Payment Option only with
                                        our consent.
When a Payment Option starts, a
contract will be issued by us or by an  AFTER A PAYEE DIES
affiliate that will describe the terms  Amounts to be paid after the death of
of the Option.                          a Payee under a Payment Option will be
                                        paid as due to the successor Payee. If
If your Policy has a collateral         there is no successor Payee, amounts
assignment, it will change a prior      will be paid in one sum to the estate
choice of a Payment Option. In this     of the last Payee to die. If a Payee
case, the amount due any assignee will under a Life Income Option dies within be paid to the assignee in one sum and 30 days after the Option Date, the
the balance will be applied under the   amount applied to the Option, less any
Payment Option.                         payments made, will be paid in one
                                        sum, unless a Payment Option is chosen.
LIFE INCOME OPTIONS
Guaranteed Life Income Options are
based on the age of the Payee on the
Option Date. We will require proof of
age. The Life Income payments will be
based on the rates shown in the Life
Income Tables; or, if they are
greater, our Payment Option rates on
the Option Date. If the rates at a
given age are the same for different
periods certain, the longest period
certain will be deemed to have been
chosen.

SINGLE LIFE INCOME OPTION
If this Option is chosen, we will make
monthly payments during the lifetime
of the Payee.

SINGLE LIFE INCOME - 10 YEAR
GUARANTEED PAYMENT PERIOD OPTION
If this Option is chosen, we will make
monthly payments during the life of
the Payee with a guaranteed payment
period of 10 years.

JOINT AND SURVIVOR LIFE INCOME OPTION
If this Option is chosen, monthly
payments will be made:
1. While either of two Payees is
   living, called "Joint and Survivor
   Life Income", or
2. While either of two Payees is
   living, but for at least 10 years,
   called "Joint and Survivor Life
   Income, 10 Years Certain".

 5E-47-15                                                             Page 23

AVAILABLE PAYMENT OPTIONS
(CONTINUED)

LIFE INCOME TABLES

MINIMUM PAYMENTS UNDER PAYMENT OPTIONS       JOINT AND SURVIVOR LIFE INCOME
Monthly payments for each $1,000 applied                     Joint and Survivor
                                                             -------------------
will not be less than the amounts shown          Age of
in the following Tables. On request, we           Both       One Male and
will provide additional information              Payees       One Female  Unisex
                                             -----------------------------------
about amounts of minimum payments.                 50           $1.95     $1.94
The amounts shown below are based on               55            2.14      2.14
an interest rate of 1/2 percent a year             60            2.39      2.38
and the 2000 Annuity Mortality Table.              65            2.69      2.69
                                                   70            3.10      3.09
SINGLE LIFE INCOME                                 75            3.64      3.63
                                                   80            4.39      4.37
       Payee's             LIFE INCOME             85            5.45      5.42
                       --------------------
         Age           Male  Female Unisex     90 & over         6.96      6.93
-------------------------------------------
         50            $2.32 $2.15  $2.22
         55             2.60  2.39   2.47                    JOINT AND SURVIVOR,
         60             2.96  2.69   2.79                     10 YEARS CERTAIN
                                                 Age of      -------------------
         65             3.41  3.08   3.21         Both       One Male and
         70             4.02  3.60   3.76        Payees       One Female  Unisex
                                             -----------------------------------
         75             4.86  4.31   4.52          50           $1.95     $1.94
         80             6.01  5.33   5.58          55            2.14      2.14
         85             7.62  6.82   7.12          60            2.39      2.38
      90 & over         9.87  9.04   9.36          65            2.69      2.69
                                                   70            3.10      3.09
                                                   75            3.63      3.62
                                                   80            4.35      4.33
                       10 YEAR GUARANTEED          85            5.28      5.26
       Payee's           PAYMENT PERIOD        90 & over         6.37      6.35
                       --------------------
         Age           Male  Female Unisex
-------------------------------------------
         50            $2.32 $2.15  $2.21
         55             2.59  2.38   2.46
         60             2.93  2.68   2.78
         65             3.36  3.06   3.18
         70             3.92  3.55   3.69
         75             4.63  4.20   4.36
         80             5.47  5.03   5.20
         85             6.39  6.04   6.18
      90 & over         7.26  7.06   7.14

 5E-47-15                                                             Page 24

CHARGES APPLIED TO YOUR POLICY

CHARGES INCLUDED IN THE MONTHLY         MONTHLY MORTALITY AND EXPENSE RISK
DEDUCTION                               CHARGE
                                        A Monthly Mortality and Expense Risk
MONTHLY DEDUCTION                       Charge will be assessed for your
On each Monthly Anniversary date, we    Policy on each Monthly Anniversary. It
deduct charges from your Policy's Cash  will not exceed the applicable Maximum
Value. The sum of these charges is      Monthly Mortality and Expense Risk
called the "Monthly Deduction". The     Charge shown on the Policy
Monthly Deduction for the next month    Specifications page times the cash
is deducted on the Monthly Anniversary  value in the Separate Account at the
date and is equal to:                   start of the current Monthly
1. The Monthly Mortality and Expense    Anniversary. If the cash value in the
   Risk Charge; plus                    Separate Account is negative, the
2. The Monthly Coverage Expense         Monthly Mortality and Expense Risk
   Charge; plus                         Charge will not be deducted for that
3. The Monthly Policy Charge; plus      month.
4. The monthly costs for any riders
   made a part of the Policy, unless    If the Policy is reinstated, any time
   otherwise indicated in a rider; plus that the Policy was not in force will
5. The Total Monthly Cost of Insurance  not be counted when we determine the
   (described in the Total Monthly      applicable Monthly Mortality and
   Cost of Insurance provision).        Expense Risk Charge.

The Monthly Deduction for a policy      MONTHLY COVERAGE EXPENSE CHARGE
month will be taken from the Fixed      A Monthly Coverage Expense Charge will
Account and the Investment Divisions    be assessed for each piece of
in the same proportion that the         coverage, except coverage amounts
respective cash value in each bears to  resulting from a change in Death
the total Cash Value less the cash      Benefit Option. The Charge for each
value in the Loan Account on the        piece of coverage is equal to: the
Monthly Anniversary. However, at any    Initial Face Amount for each piece of
time you can choose In Writing to have  coverage; times its applicable Monthly
Monthly Deductions allocated to:        Coverage Expense Charge rate for the
1. The Fixed Account or to a specific   year; divided by 1,000.
   Investment Division until the cash
   value in the Fixed Account or that   The Maximum Monthly Coverage Expense
   Investment Division is equal to      Charge for each piece of coverage is
   zero; and then                       shown on that coverage's Policy
2. To the Fixed Account and the         Specifications page.
   remaining Investment Divisions in
   the same proportion that the         The Monthly Coverage Expense Charge
   respective cash value in each bears  for any piece of coverage will
   to the total Cash Value less the     continue to be assessed based on the
   cash value in the Loan Account on    Initial Face Amount of that piece of
   the Monthly Anniversary.             coverage regardless of any subsequent
                                        decrease in the Face Amount including
You can change the Monthly Deduction    a reduction to zero.
allocation by making a request In
Writing.                                If the Policy is reinstated, any time
                                        that the Policy was not in force will
We will not take any Monthly            not be counted when we determine the
Deductions from your Policy's Cash      applicable Monthly Coverage Expense
Value on or after Attained Age 121.     Charge.

                                        MONTHLY POLICY CHARGE
                                        A Monthly Policy Charge will be
                                        assessed on your Policy. The
                                        applicable Monthly Policy Charge will
                                        never exceed the Maximum shown on the
                                        Policy Specifications page.

                                        If the Policy is reinstated, any time
                                        that the Policy was not in force will
                                        not be counted when we determine the
                                        applicable Monthly Policy Charge.

 5E-47-15                                                             Page 25

CHARGES APPLIED YOUR POLICY
(CONTINUED)

TOTAL MONTHLY COST OF INSURANCE         OTHER CHARGES
A Monthly Cost of Insurance Charge
will be assessed for each piece of      CHARGE APPLIED TO YOUR PREMIUM PAYMENTS
coverage. The Charge covers the cost    We will deduct a "Percent of Premium
of providing insurance coverage for     Charge" from each premium we receive.
the next month. It is included in the   This Charge covers premiums received
Total Monthly Cost of Insurance.        for the Initial Face Amount and each
                                        Requested Increase. The Charge for
The Total Monthly Cost of Insurance is  each piece of coverage is equal to:
equal to:                               the amount of premium allocated to the
1. The Net Amount at Risk that is       piece of coverage; times the Percent
   allocated to the remaining Initial   of Premium Charge for that piece of
   Face Amount plus any increase in     coverage. The Maximum Percent of
   Face Amount resulting from a change  Premium Charge for each piece of
   in Death Benefit Option multiplied   coverage is shown on that coverage's
   by the Monthly Cost of Insurance     Policy Specifications page.
   Rate for the Initial Face Amount,
   divided by 1,000; plus               Premiums will be allocated to each
2. The Net Amount at Risk that is       piece of coverage in the following
   allocated to each Requested          order:
   Increase multiplied by the Monthly   1. In succession starting with the
   Cost of Insurance Rate for each         most recent Requested Increase up
   Requested Increase, divided by          to and including its Target Premium
   1,000.                                  amount; and then
                                        2. To the coverage provided by the
MONTHLY COST OF INSURANCE RATES            Initial Face Amount up to and
At the start of each policy year, we       including its Target Premium
will set the "Monthly Cost of              amount; and then
Insurance Rate" used to calculate the   3. Any remaining premium will be
Monthly Cost of Insurance charge for       allocated to each piece of coverage
your Policy. Separate Monthly Cost of      based on the percentage allocated
Insurance Rates are determined for:        to it in items 1. and 2. above.
the Initial Face Amount plus any
increase in Face Amount resulting from  If the Policy is reinstated, any time a Death Benefit Option change; and for  that the Policy was not in force will
each Requested Increase. The Monthly    not be counted when we determine the
Cost of Insurance Rate for each piece   applicable Percent of Premium Charge.
of coverage is based on the Attained
Age, risk class and sex of the Insured.

If the Death Benefit is equal to the
Policy's Cash Value times the
applicable Minimum Death Benefit
Factor, any increase in Cash Value
will cause an automatic increase in
the Death Benefit. The Monthly Cost of
Insurance Rate for such an increase is
based on the Attained Age, the risk
class used for the most recent
Requested Increase and sex of the
Insured.

The Monthly Cost of Insurance Rates
for each piece of coverage will never
exceed the rates shown on the Table of
Guaranteed Maximum Monthly Cost of
Insurance Rates page for that
coverage. Any change in the cost of
insurance rates will apply to all
persons of the same Attained Age, sex,
and risk class whose coverage has been
in force for the same length of time.

5E-47-15                                                               Page 26

CHARGES APPLIED TO YOUR POLICY          GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

INTEREST WE CHARGE ON POLICY LOANS      SEPARATE ACCOUNT AND INVESTMENT
We charge interest on any loans. The    DIVISIONS
rate we charge will not exceed the
Maximum Fixed Loan Interest Rate based  SEPARATE ACCOUNT
on the policy year as shown on the      The variable benefits under your
Policy Specifications page. The Loan    Policy are provided through
Interest is due each year on the        investments in the Separate Account.
policy anniversary.                     This account is used for flexible
                                        premium variable life insurance
If you do not pay the loan interest     policies and, if permitted by law, may
when it is due, an amount of cash       be used for other policies or
value equal to the loan interest will   contracts as well.
be added to the existing loan,
interest will be charged on it and it   We hold the assets of the Separate
will be allocated to the Loan Account.  Account. These assets are held
The amount transferred will be          separately from the assets held in our
deducted from the Fixed Account and     general account (which includes the
the Investment Divisions in the same    Fixed Account). Income, gains and
proportion that the cash value in each losses, whether or not realized, from bears to the total Cash Value less the assets allocated to the Separate
cash value in the Loan Account.         Account will be credited to or charged
                                        against the Separate Account without
ILLUSTRATION OF BENEFITS                regard to our other income, gains or
You may request In Writing that we      losses.
send you an illustration of benefits.
We may charge a small fee for any       The part of the assets held in the
requested illustration after the first Separate Account equal to the reserves in each policy year. This fee will not and other policy liabilities with
exceed [$25.00].                        respect to the Separate Account will
                                        not be charged with liabilities that
                                        arise from any other business we may
                                        conduct. We have the right to transfer
                                        any assets of the Separate Account
                                        that exceed the reserves and other
                                        policy liabilities of the Separate
                                        Account to our general account.

                                        The Separate Account is registered
                                        with the Securities and Exchange
                                        Commission as a unit investment trust
                                        under the Investment Company Act of
                                        1940. The Separate Account is also
                                        subject to the laws of the state of
                                        Delaware. To the extent required by
                                        law, the investment policy of the
                                        Separate Account will not be changed
                                        without the approval of the Insurance
                                        Commissioner of the State of Delaware.
                                        If required, the approval process is
                                        on file with the insurance supervisory
                                        official of the state that governs
                                        your Policy.

                                        INVESTMENT DIVISIONS
                                        The Separate Account has multiple
                                        Investment Divisions. The Investment
                                        Divisions invest in shares of
                                        registered investment companies or
                                        other pools of investment assets.

                                        Income, gains and losses, whether or
                                        not realized, from the assets of each
                                        Investment Division are credited to or
                                        charged against that Investment
                                        Division without regard to income,
                                        gains or losses in other Investment
                                        Divisions or in the Fixed Account.

5E-47-15                                                               Page 27

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)
                                        GENERAL PROVISIONS

We value the assets of each Investment  THE CONTRACT
Division at the end of each Valuation   We have issued the Policy in
Period.                                 consideration of the Application and
                                        payment of premiums. The Policy
The values and benefits of the Policy   includes the attached Application, any
depend on: the investment performance   riders, and any endorsements. Together
of the Investment Divisions; and the    they comprise the entire contract and
interest credited to the Fixed          are made a part of the Policy when the
Account. We do not guarantee the        insurance applied for is accepted. The
investment performance of the           Policy may be changed by mutual
Investment Divisions. You bear the      agreement. Any change must be In
investment risk for amounts invested    Writing and approved by our President,
in the Investment Divisions for your    Vice President or Secretary. Our
Policy.                                 representatives have no authority to
                                        alter or change any terms, conditions,
ADDITION, DELETION OR SUBSTITUTION OF   or agreements of the Policy, or to
INVESTMENT DIVISIONS                    waive any of its provisions.
As permitted by law, we can add or
remove shares of a fund that are held   If we make any payment or any policy
by the Separate Account or that the     changes in good faith, relying on our
Separate Account may buy. When a        records or evidence supplied to us,
change is made, we will send you: a     our duty will be fully discharged. We
prospectus supplement or a revised      have the right to correct any errors
prospectus for the Separate Account     in the Policy.
which will describe all of the funds
then available for your Policy in the   STATEMENTS MADE IN THE APPLICATION FOR
Separate Account or its successor or    THE POLICY
any other investment company in which   All statements made in the Application
the Separate Account is invested; and   for the Policy will be deemed
any notice required by law.             representations and not warranties.
                                        Material misstatements will not be
When shares of a fund are removed, we   used to void the Policy or any rider
have the right to substitute a          or to deny a claim unless made in the
different fund in which the Investment  Application for the Policy.
Division will then invest:
1. The value of the removed shares of   CLAIMS OF CREDITORS
   the fund; and                        To the extent permitted by law,
2. Future net premiums applied to that  neither the Policy nor any payment
   Investment Division.                 under it will be subject to the claim
                                        of creditors or to any legal process.
The investment policy of the Separate
Account will not be changed unless the  MISSTATEMENT OF AGE OR SEX
change has been approved by the         If we determine while the Insured is
Insurance Commissioner of the State of living that there was a misstatement Delaware, if required. We have filed a of age or sex reflected in the Policy, statement of the approval process with the policy values will be recalculated
the insurance supervisory official of   from the Policy Start Date based on
the state that governs your Policy, to  the correct information.
the extent required by law.
                                        If we determine after the Insured's
                                        death that there was a misstatement of
                                        age or sex reflected in the Policy,
                                        the amount of the Death Benefit will
                                        be that which would be bought by the
                                        most recent Monthly Cost of Insurance
                                        at the correct age and sex.

                                        UNISEX BASIS
                                        If the Policy is issued on a unisex
                                        basis, all rates, benefits and values
                                        that contain differences based on sex
                                        are changed to provide the same for
                                        males and females. See bottom of page
                                        3 for the indication of whether the
                                        Policy is issued on a sex-distinct or
                                        unisex basis.

5E-47-15                                                               Page 28

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

INCONTESTABILITY PERIOD                 TAX WITHHOLDING
The insurance issued under the Policy   We will deduct any withholding taxes
will not be contestable after it has    required by applicable law upon Policy
been in force during the lifetime of    surrender, withdrawal of proceeds, or
the Insured:                            upon payment of the Policy Proceeds.
1. With respect to the initial
   coverage, for two years from the     TAX REGULATION OF LIFE INSURANCE
   Policy Issue Date.                   This Policy is intended to qualify as
2. With respect to a Requested          a life insurance contract under
   Increase, for two years from the     applicable tax law. In order to have
   Date of Coverage of the Requested    the Policy continue to qualify, we
   Increase.                            have the right to:
3. With respect to a Death Benefit      1. Restrict certain changes to the
   increase caused by a premium            Policy, such as Death Benefit
   payment that required evidence of       increases;
   insurability, for two years from     2. Make changes to the Policy;
   the date we received the premium     3. Require the issuance of a new
   payment.                                policy in connection with such
4. With respect to a Death Benefit         changes; and
   increase caused by a change in       4. Refuse a premium payment.
   Death Benefit Option that required
   evidence of insurability, for two    We will give you written notice of any
   years from the Date of Coverage of   of the above actions.
   the Death Benefit increase.
                                        ANNUAL REPORT
This provision will not apply to any    Each year, or more often if required
rider that contains its own             by law or regulation, we will send you
incontestability clause.                a report that shows: the Death
                                        Benefit; current policy values;
If the Policy was issued as the result  surrenders; premiums paid and
of the exercise of an option given in   deductions made since the last report;
another policy and proof of             any Policy Loan Balance; and any other
insurability was not required, the      information required by law or
contestable period applicable to the    regulation.
coverage resulting from the option
exercise will end at the same time
that it would have ended under the
original policy.

SUICIDE EXCLUSION
If the Insured dies by suicide, while
sane or insane, within two years from
the Policy Issue Date, the amount paid
will be limited to the amount of
premiums paid (without interest) less
any Withdrawals. The amount paid will
be reduced by any Policy Loan Balance
on the date of death.

If the Insured dies by suicide, while
sane or insane, after the first two
policy years and within two years of
the Date of Coverage of any Requested
Increase: the increase will not be in
effect; and the part of each Monthly
Deduction attributable to the increase
will be added to the Cash Value prior
to the calculation of the Death
Benefit.

If the Policy was issued as the result
of the exercise of an option given in
another policy and proof of
insurability was not required, the
suicide period applicable to the
coverage resulting from the option
exercise will end at the same time
that it would have ended under the
original policy.

5E-47-15                                                               Page 29

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

OWNER AND BENEFICIARY                   PROCEDURE FOR CHANGING THE OWNER OR
                                        BENEFICIARY
OWNER OF THE POLICY                     You must make a request In Writing
The Owner can be a person,              during the Insured's lifetime to
corporation, partnership, trust or      change the Beneficiary or Owner. Once
charity. The initial Owner of the       the request is recorded, the change
Policy is named in the Application.     will take effect as of the date you
Before the death of the Insured, you    signed the request, whether or not the
can change the Owner. The new Owner     Insured is living when we receive your
will have all of the rights of the      request. The change will be subject to
Owner, including the right to make a    any legal restrictions. It will also
further change of Owner.                be subject to any payment we made or
                                        action we took before we recorded the
A change of Owner will void any prior   change.
Beneficiary designation unless there
is an irrevocable Beneficiary.          INTERPRETATION OF OWNER AND
Irrevocable Beneficiaries must consent  BENEFICIARY DESIGNATIONS
to any change of Beneficiary.           A numbered sequence can be used to
                                        name successive Owners or
If there is more than one Owner, all    Beneficiaries. Co-beneficiaries will
Owners must exercise the rights of      receive equal shares unless otherwise
ownership by joint action. At the       stated.
death of an Owner who is a natural
person, his or her estate will be the   In naming (designating) Owners or
Owner, unless a successor Owner has     Beneficiaries, unless otherwise
been named. The rights of the Owner     stated, if you use the terms below,
will end at the death of the Insured,   they will be interpreted as stated in
except as provided in the Beneficiary   this provision:
of Your Policy provision.               1. A general designation of unnamed
                                           children as a group of
BENEFICIARY OF YOUR POLICY                 Beneficiaries includes all future
Your Beneficiary can be a person,          children born to or adopted by the
corporation, partnership, trust or         Insured after the date of the
charity. The initial Beneficiary is        designation.
named in the Application. After the     2. "Provision for issue" means that if
Policy Issue Date but before the death     a Beneficiary does not survive the
of the Insured, you can change the         Insured, the share of the Policy
Beneficiary; however, an irrevocable       Proceeds for that Beneficiary will
Beneficiary cannot be changed without      go to his or her living issue by
his or her consent. The Beneficiary        right of representation.
has no interest in the Policy until     3. A designation that specifies a
the death of the Insured. A person         family relationship such as "wife",
must survive the Insured to qualify as     "husband" or "child" refers to
Beneficiary. If no Beneficiary             their relationship to the Insured.
survives, the proceeds will be paid to
the Owner.                              At the time of payment of benefits, we
                                        can rely on an affidavit of any Owner
                                        or other responsible person to
                                        determine family relations or members
                                        of a class.

                                        ASSIGNMENTS
                                        If you make an absolute assignment of
                                        the Policy, the assignee will be the
                                        new Owner and Beneficiary. If you make
                                        a collateral assignment of the Policy,
                                        there is no change of Owner or
                                        Beneficiary. However, the rights of
                                        the Owner and Beneficiary will be
                                        subject to the terms of the collateral
                                        assignment. Assignments will be
                                        subject to all payments made and
                                        actions taken by us before a signed
                                        copy of the assignment form is
                                        recorded by us at our Designated
                                        Office. We will not be responsible for
                                        determining whether or not an
                                        assignment is valid.

5E-47-15                                                               Page 30


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                                SEE NEXT PAGE.


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FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

This is a flexible premium variable
life insurance policy where premiums
can be paid until Attained Age 121. It
does not pay dividends. THIS POLICY
DOES NOT HAVE SURRENDER CHARGES. You
may continue the coverage provided by
the Policy beyond Attained Age 121.
See the Benefits on or after Attained
Age 121 provision. If the Insured dies
while the Policy is in force, we will
pay the Policy Proceeds to the
Beneficiary. We must receive due proof
of the Insured's death. The Policy
Proceeds are described in the Payment
to Your Beneficiary provision. Any
payment will be subject to all of the
provisions of the Policy.

5E-47-15                                                               Page 32